POWER OF ATTORNEY

     The undersigned hereby constitute and appoint Marie E. Connolly, Richard W. Ingram, Christopher J. Kelley, Kathleen K. Morrisey, Michael S. Petrucelli and Elba Vasquez, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to the Registration Statement of Dreyfus Institutional Money Market Fund.(including post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



/s/ Joseph S. DiMartino                     February 13, 1998
Joseph S. DiMartino


/s/. David P. Feldman                       February 13, 1998
David P. Feldman


/s/ John M. Fraser, Jr.                     February 13, 1998
John M. Fraser, Jr.


/s/ Robert R. Glauber                       February 13, 1998
Robert R. Glauber


/s/ James F. Henry                          February 13, 1998
James F. Henry


/s/ Rosalind G. Jacobs                      February 13, 1998
Rosalind G. Jacobs


/s/ Irving Kristol                          February 13, 1998
Irving Kristol


/s/ Paul A. Marks                           February 13, 1998
Paul A. Marks


/s/ Martin Peretz                           February 13, 1998
Martin Peretz


/s/ Bert Wasserman                          February 13, 1998
Bert W. Wasserman